NEWS RELEASE
NCR Atleos Corporation Reports First Quarter 2025 Results

ATLANTA, May 7, 2025 - NCR Atleos Corporation (NYSE: NATL) (“Atleos”) reported financial results today for the three months ended March 31, 2025. First quarter results and other recent highlights include:

•First quarter profit and earnings were at or above the high-end of guidance ranges on strong services and software margin contribution
•ATM as a Service unique customers grew by 40% year-over-year, with revenue up 24% year-over year
•Revenue of $980 million with 76% from recurring revenue streams
•GAAP net income of $17 million(1); Adjusted EBITDA of $175 million grew 9%
•GAAP diluted earnings per share of $0.23(1); Non-GAAP diluted earnings per share of $0.64 grew 56%
•Company reaffirms full year 2025 guidance ranges

“The first quarter represented a good start to 2025 for Atleos. We posted financial results that were either in-line with, or above, our expectations despite the macroeconomic disruptions and the follow-on effects. Our performance was uniformly strong across sales, operations, product innovation, and our key strategic initiatives,” said Tim Oliver, President and Chief Executive Officer. “Our early execution, coupled with diligent contingency planning, have us on track to meet our objectives for the year despite the uncertain global economic environment caused by the proposed tariffs and their follow-on effects. We continue to believe that our original annual guidance ranges are appropriate,” Mr. Oliver continued.

“Steady and continuous operational improvement, reinvigorated product innovation efforts, and a return to leading customer service levels have all affirmed our leading position in self-service banking solutions. Demand for our uniquely comprehensive solutions offering is accelerating across a growing range of customers and geographies, and the current uncertain environment makes the value proposition of shared financial utilities and outsourced services more evident. We have conviction in our simple growth strategy to generate incremental services revenue from every device across our leading global installed base of 600,000 ATMs. We remain confident that 2025 will be another successful year for Atleos,” Mr. Oliver concluded.

First Quarter 2025 Operating Results
•First quarter revenue was $980 million, including $742 million of recurring revenue, compared to $1.05 billion and $763 million, respectively, in the prior year period. First quarter recurring revenue mix increased to 76% from 73% in the prior year period.
•First quarter gross profit grew 6% year-over-year to $235 million on a GAAP basis, compared to $221 million in the prior year period. First quarter adjusted gross profit (non-GAAP) grew 5% year-over-year to $257 million, compared to $244 million in the prior year period.
•First quarter gross margin increased 300 basis points year-over-year to 24.0% on a GAAP basis, compared to 21.0% in the prior year period. First quarter adjusted gross margin (non-GAAP) increased 300 basis points year-over-year to 26.2%, compared to 23.2% in the prior year period.
•First quarter income from operations grew 33% to $96 million on a GAAP basis, compared to $72 million in the prior year period. First quarter adjusted income from operations (non-GAAP) grew 14% year-over-year to $132 million, compared to $116 million in the prior year period.
•First quarter net income attributable to Atleos was $17 million on a GAAP basis, compared to net loss attributable to Atleos of $8 million in the prior year period(1).
•First quarter Adjusted EBITDA grew 9% year-over-year to $175 million, compared to $160 million in the prior year period. First quarter Adjusted EBITDA margin expanded 270 basis points year-over-year to 17.9% from 15.2% in the prior year period.
•First quarter diluted earnings per share was $0.23 on a GAAP basis, compared to $(0.11) in the prior year period(1). First quarter Non-GAAP diluted earnings per share increased 56% year-over-year to $0.64, compared to $0.41 in the prior year period.
•First quarter net cash provided by operating activities was $123 million. First quarter Adjusted free cash flow-unrestricted was $(23) million.
(1) Comparison to the prior year period is not meaningful because the Company generated a net loss for GAAP reporting in the prior year.

NCR ATLEOS CORPORATION REVENUE AND ADJUSTED EBITDA SUMMARY (Unaudited) (in millions)

	For the Periods Ended March 31
	Three Months
($ in millions)	2025	2024	% Change
Revenue by segment
Self-Service Banking	$624	$628	(1)%
Network	299	310	(4)%
T&T	43	51	(16)%
Total segment revenue	966	989	(2)%
Other (1)	14	61	(77)%
Consolidated revenue	$980	$1,050	(7)%

Adjusted EBITDA by segment
Self-Service Banking	$153	$134	14%
Self-Service Banking Adjusted EBITDA margin %	24.5%	21.3%
Network	88	86	2%
Network Adjusted EBITDA margin %	29.4%	27.7%
T&T	8	10	(20)%
T&T Adjusted EBITDA margin %	18.6%	19.6%
Other (1)	2	4	(50)%
Corporate (2)	(76)	(74)	3%
Total Adjusted EBITDA	$175	$160	9%
Total Adjusted EBITDA margin %	17.9%	15.2%
(1)Other represents certain other immaterial business operations, including commerce-related operations in countries that Voyix exited that are aligned to Atleos, that do not represent a reportable segment. Other also includes revenues from commercial agreements with Voyix.
(2)Corporate includes income and expenses related to corporate functions that were not specifically attributable to an individual reportable segment.

Full Year 2025 Guidance

FY 2025 Targets	2025 Guidance	2024 Base
Core Revenue (excludes Voyix)	3% to 6% growth constant currency (est. FX impact -2%)	$4,175 million
Total Revenue	1% to 3% growth constant currency (est. FX impact -2%) Assumes Voyix-related revenue down ~$100M	$4,317 million
Total Adjusted EBITDA (1)	7% to 10% growth constant currency (est. FX impact -1%)	$794 million
Non-GAAP Diluted EPS (2)	21% to 27% growth	$3.22
Adjusted free cash flow-unrestricted	$260 - $300 million	$242 million
(1) Our Adjusted EBITDA calculation previously included certain amounts reported in Other income (expense), net. Beginning in 2025, we exclude total Other income (expense), net from our Adjusted EBITDA calculation, which in 2024 would have resulted in Adjusted EBITDA of approximately $794 million.
(2) Incorporates consensus average SOFR rates for the year in interest expense.

Core revenue refers to the results of our reportable segments (Self-Service Banking, Network and T&T). With respect to our Adjusted EBITDA, adjusted free cash flow-unrestricted and non-GAAP diluted earnings per share guidance, we do not provide a reconciliation of the respective GAAP measures because we are not able to predict with reasonable certainty the reconciling items that may affect the GAAP net income, GAAP cash flow from operating activities and GAAP diluted earnings per share without unreasonable effort. The reconciling items are primarily the future impact of special tax items, capital structure transactions, restructuring, pension mark-to-market transactions, acquisitions or divestitures, or other events. These reconciling items are uncertain, depend on various factors and could significantly impact, either individually or in the aggregate, the GAAP measures. Refer to the heading “Non-GAAP Financial Measures” for additional information regarding our use of non-GAAP financial measures.

2025 First Quarter Earnings Conference Call
A conference call is scheduled for May 8, 2025 at 8:30 a.m. Eastern Time to discuss the first quarter 2025 results. Access to the conference call and accompanying slides, as well as a replay of the call, are available on Atleos’ web site at http://investor.ncratleos.com. Additionally, the live call can be accessed by dialing 800-753-0725 (United States/Canada Toll-free) or 786-460-7170 (International Toll) and entering the participant passcode 1992125. References to Atleos’ website and/or other social media sites or platforms in this release do not incorporate by reference the information on such websites, social media sites, or platforms, and Atleos disclaims any such incorporation by reference.
More information on Atleos’ first quarter earnings, including additional financial information and analysis, is available on Atleos’ Investor Relations website at https://investor.ncratleos.com/.
News Media Contact
Scott Sykes
NCR Atleos Corporation
scott.sykes@ncratleos.com
Investor Contact
Brendan Metrano
NCR Atleos Corporation
brendan.metrano@ncratleos.com

About Atleos

Atleos (NYSE: NATL) is a leader in expanding self-service financial access, with industry-leading ATM expertise and experience, unrivalled operational scale including the largest independently-owned ATM network, always-on global services and constant innovation. Atleos improves operational efficiency for financial institutions, drives footfall for retailers and enables digital-first financial self-service experiences for consumers. Atleos is headquartered in Atlanta, Georgia, with approximately 20,000 employees globally.

Web site: https://www.ncratleos.com
X (Twitter): https://twitter.com/ncratleos
Facebook: https://www.facebook.com/Atleos.NCR/
LinkedIn: https://www.linkedin.com/company/ncratleos
YouTube: https://www.youtube.com/@ncratleos
Instagram: https://www.instagram.com/ncratleos/
Cautionary Statements
This release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 (the “Act”). Forward-looking statements use words such as “expect,” “anticipate,” “outlook,” “intend,” “plan,” “confident,” “believe,” “will,” “should,” “would,” “potential,” “positioning,” “proposed,” “planned,” “objective,” “likely,” “could,” “may,” and words of similar meaning, as well as other words or expressions referencing future events, conditions or circumstances. We intend these forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Act. Statements that describe or relate to Atleos’ plans, goals, intentions, strategies, or financial outlook, and statements that do not relate to historical or current fact, are examples of forward-looking statements. Examples of forward-looking statements in this release include, without limitation, statements regarding: our business and financial strategy; expectations regarding our cash flow generation and liquidity; our expectations of demand for our solutions and execution and the impact thereof on our financial results; our focus on advancing our strategic growth initiatives and transforming Atleos into a software-led as a service company with a higher mix of recurring revenue streams; and our expectations of Atleos’ ability to deliver increased value to customers and stockholders. Forward-looking statements are based on our current beliefs, expectations and assumptions, which may not prove to be accurate, and involve a number of known and unknown risks and uncertainties, many of which are out of Atleos’ control. Forward-looking statements are not guarantees of future performance, and there are a number of important factors that could cause actual outcomes and results to differ materially from the results contemplated by such forward-looking statements, including those factors relating to:
•Strategy and Technology: transforming our business model, development and introduction of new solutions; competition in the technology industry, integration of acquisitions and management of alliance activities; and our multinational operations;
•Business Operations: domestic and global economic and credit conditions; tariffs and other trade measures; risks and uncertainties from the payments-related business and industry; maintenance of a significant amount of vault cash involves risk of loss and is subject to cost fluctuations based on interest rate movements; retention and attraction of key employees; defects, errors, installation difficulties or development delays; failure of third-party suppliers; a major natural disaster or catastrophic event, including the impact of pandemics and geopolitical and macroeconomic challenges; environmental exposures from historical and ongoing manufacturing activities and climate change; and the impact of data protection, cybersecurity and data privacy including any related issues;
•Finance and Accounting: our level of indebtedness; the terms governing our indebtedness; incurrence of additional debt or similar liabilities or obligations; access or renewal of financing sources; our cash flow sufficiency to service our indebtedness; interest rate risks; the terms governing our trade receivables facility; any lowering or withdrawal of the ratings assigned to our debt securities by rating agencies; our pension liabilities; and the write down of the value of certain significant assets;
•Law and Compliance: allegations or claims by third parties that our products or services infringe on intellectual property rights of others, including claims against our customers and claims by our customers to defend and indemnify them with respect to such claims; changes to our tax rates and additional income tax liabilities; uncertainties regarding regulations, lawsuits and other related matters; changes to cryptocurrency regulations;
•Separation: the perceived reliability of Atleos’ financial statements if Atleos is unable to satisfy the requirements of Section 404 of the Sarbanes-Oxley Act; the failure of NCR Voyix Corporation (“Voyix”) to perform under various transaction agreements; Atleos’ obligation to indemnify Voyix pursuant to the agreements entered into in connection with the spin-off (including with respect to material taxes) and the risk Voyix may not fulfill any obligations to indemnify Atleos under such agreements; that under applicable tax law, Atleos may be liable for certain tax liabilities of Voyix following the spin-off if Voyix were to fail to pay such taxes; that agreements binding on Atleos restrict it from taking certain actions after the distribution that could adversely impact the intended U.S. federal income tax treatment of the distribution and related transactions; potential liabilities arising out of state and federal fraudulent conveyance laws; the fact that Atleos may receive worse commercial terms from third-parties for services it previously received from Voyix; and that after the spin-off, certain of Atleos’ executive officers and directors may have actual or potential conflicts of interest because of their previous positions at Voyix; and
•Our Common Stock: Atleos’ stock price may fluctuate significantly; substantial sales in the public market may cause the price of Atleos’ common stock to decline; dilution of ownership percentages; certain provisions in Atleos’ governing documents may prevent or delay an acquisition; the exclusive forum provision in Atleos’ bylaws could limit a stockholder’s ability to bring a claim against Atleos; and actions or proposals from stockholders that do not align with our business strategies or the interests of our other stockholders.

Additional information concerning these and other factors can be found in the Company’s filings with the U.S. Securities and Exchange Commission, including the Company’s annual report on Form 10-K, quarterly reports on Form 10-Q, and current reports on Form 8-K. Any forward-looking statement speaks only as of the date on which it is made. The Company does not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. You should consider these factors carefully in evaluating forward-looking statements and are cautioned not to place undue reliance on such statements.

NCR ATLEOS CORPORATION CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

	For the Periods Ended March 31
	Three Months
($ in millions, except per share amounts)	2025	2024
Revenue
Product revenue	$189	$240
Service revenue	791	810
Total revenue	980	1,050
Cost of products	160	212
Cost of services	585	617
Total gross profit	235	221
% of Revenue	24.0%	21.0%
Selling, general and administrative expenses	122	132
Research and development expenses	17	17
Income from operations	96	72
% of Revenue	9.8%	6.9%
Interest expense	(67)	(79)
Other income (expense), net	(3)	3
Total interest and other expense, net	(70)	(76)
Income (loss) before income taxes	26	(4)
% of Revenue	2.7%	(0.4)%
Income tax expense	10	4
Net income (loss)	16	(8)
Net (loss) income attributable to noncontrolling interests	(1)	—
Net income (loss) attributable to Atleos	$17	$(8)

Net income (loss) per share attributable to Atleos common stockholders
Basic	$0.23	$(0.11)
Diluted	$0.23	$(0.11)

Weighted average common shares outstanding
Basic	73.1	71.6
Diluted	75.2	71.6

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)

($ in millions, except per share amounts)	March 31, 2025	December 31, 2024
Assets
Current assets
Cash and cash equivalents	$352	$419
Accounts receivable, net of allowances of $19 and $15 as of March 31, 2025 and December 31, 2024, respectively	658	588
Inventories	356	307
Restricted cash	316	210
Other current assets	255	242
Total current assets	1,937	1,766
Property, plant and equipment, net	479	474
Goodwill	1,951	1,950
Intangibles, net	553	550
Operating lease right of use assets	135	144
Prepaid pension cost	237	227
Deferred income tax assets	297	285
Other assets	150	156
Total assets	$5,739	$5,552
Liabilities and stockholders’ equity
Current liabilities
Short-term borrowings	$81	$81
Accounts payable	542	562
Payroll and benefits liabilities	120	147
Contract liabilities	403	315
Settlement liabilities	252	156
Other current liabilities	490	441
Total current liabilities	1,888	1,702
Long-term borrowings	2,833	2,855
Pension and indemnity plan liabilities	343	343
Postretirement and postemployment benefits liabilities	82	81
Income tax accruals	37	37
Operating lease liabilities	104	110
Deferred income tax liabilities	47	40
Other liabilities	127	120
Total liabilities	$5,461	$5,288
Stockholders’ equity
Atleos stockholders’ equity:
Preferred stock: par value $0.01 per share, 50.0 shares authorized, no shares issued	—	—
Common stock: par value $0.01 per share, 350.0 shares authorized, 73.4 and 72.7 shares issued and outstanding as of March 31, 2025 and December 31, 2024, respectively	1	1
Paid-in capital	48	47
Retained earnings	249	231
Accumulated other comprehensive loss	(23)	(19)
Total Atleos stockholders’ equity	275	260
Noncontrolling interests in subsidiaries	3	4
Total stockholders’ equity	278	264
Total liabilities and stockholders’ equity	$5,739	$5,552

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

	For the Periods Ended March 31
	Three Months
($ in millions)	2025	2024
Operating activities
Net income (loss)	$16	$(8)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization expense	69	73
Stock-based compensation expense	9	10
Deferred income taxes	1	—
(Gain) loss on divestiture and disposal of assets, net	(3)	2
Changes in assets and liabilities:
Receivables	(65)	(38)
Inventories	(60)	(30)
Current payables and accrued expenses	(39)	5
Contract liabilities	84	1
Employee benefit plans	(5)	(14)
Settlement assets and liabilities, net	93	2
Other assets and liabilities	23	145
Net cash provided by operating activities	$123	$148
Investing activities
Capital expenditures	$(29)	$(24)
Additions to capitalized software	(12)	(6)
Sale (purchase) of investments, net	4	—
Other investing activities, net	—	(1)
Net cash used in investing activities	$(37)	$(31)
Financing activities
Payments on term credit facilities	$(39)	$(18)
Borrowings on revolving credit facilities	150	74
Payments on revolving credit facilities	(135)	(136)
Tax withholding payments on behalf of employees	(7)	(6)
Payments on acquisition holdback	(16)	—
Principal payments for finance lease obligations	(1)	—
Other financing activities	(1)	(1)
Net cash used in financing activities	$(49)	$(87)
Effect of exchange rate changes on cash, cash equivalents, and restricted cash	4	(9)
Increase in cash, cash equivalents, and restricted cash	$41	$21
Cash, cash equivalents, and restricted cash at beginning of period	641	586
Cash, cash equivalents, and restricted cash at end of period	$682	$607

Non-GAAP Financial Measures
Non-GAAP Financial Measures. While Atleos reports its results in accordance with Generally Accepted Accounting Principles in the United States, or GAAP, in this release Atleos also uses the non-GAAP measures listed and described below. Atleos’ definitions and calculations of these non-GAAP measures may differ from similarly-titled measures reported by other companies and cannot, therefore, be compared with similarly-titled measures of other companies. These non-GAAP measures should not be considered as substitutes for, or superior to, results determined in accordance with GAAP. Atleos believes these measures are useful for investors because they provide a more complete understanding of Atleos’ underlying operational performance, as well as consistency and comparability with Atleos’ past reports of financial results.
Adjusted Gross Profit (Non-GAAP), Adjusted Income from Operations (Non-GAAP), and Diluted Earnings per Share (Non-GAAP) are calculated as GAAP gross profit, income from operations, and diluted earnings per share, respectively, excluding, as applicable, acquisition-related costs; pension mark-to-market adjustments and other one-time pension-related costs; separation-related costs; amortization of acquisition-related intangibles; stock-based compensation expense; transformation and restructuring charges (which includes integration, severance, divestiture and other exit and disposal costs); Voyix legal and environmental indemnification expense, and other non-recurring or unusual items. Management uses these non-GAAP measures to compare performance consistently over various periods.
Adjusted Gross Margin (Non-GAAP) is calculated based on Adjusted Gross Profit (Non-GAAP) as a percentage of total revenue. Management uses this non-GAAP measure to compare performance consistently over various periods.
Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (Adjusted EBITDA) is calculated as GAAP Net income (loss) attributable to Atleos plus interest expense, net; plus income tax expense (benefit); plus depreciation and amortization; plus acquisition-related costs; plus pension mark-to-market adjustments and other one-time pension-related costs; plus separation-related costs; plus transformation and restructuring charges (which includes integration, severance, divestiture and other exit and disposal costs); plus stock-based compensation expense; plus Voyix legal and environmental indemnification expense; plus other amounts included in Other income (expense), net. Management uses this non-GAAP measure to compare performance consistently over various periods.
Adjusted EBITDA margin is calculated based on Adjusted EBITDA as a percentage of total revenue. Adjusted EBITDA margin by segment is calculated based on segment Adjusted EBITDA divided by the related segment component of revenue. Management uses this non-GAAP measure to compare performance consistently over various periods.
Adjusted free cash flow-unrestricted is calculated as net cash provided by operating activities less capital expenditures, less additions to capitalized software, plus/minus the change in restricted cash settlement activity, plus/minus net reductions or reinvestment in the trade receivables facility due to fluctuations in the outstanding balance of receivables sold, plus/minus financing payments/receipts of owned ATM capital expenditures, plus pension contributions and settlements, and plus legal and environmental indemnification payments made to Voyix. Restricted cash settlement activity represents the net change in amounts collected on behalf of, but not yet remitted to, certain of the Company’s merchant customers or third-party service providers that are pledged for a particular use or restricted to support these obligations. These amounts can fluctuate significantly period to period based on the number of days for which settlement to the merchant has not yet occurred or day of the week on which a reporting period ends. We believe Adjusted free cash flow-unrestricted information is useful for investors because it indicates the amount of cash available after these adjustments for, among other things, investments in Atleos’ existing businesses, strategic acquisitions, and repayment of debt obligations. Adjusted free cash flow-unrestricted does not represent the residual cash flow available, since there may be other non-discretionary expenditures that are not deducted from the measure.
Constant Currency excludes the effects of foreign currency translation by translating prior period results at current period monthly average exchange rates. Due to the overall variability of foreign exchange rates from period to period, management uses constant currency measures to compare performance consistently over various periods.
Use of Certain Terms
Recurring revenue. All revenue streams from contracts where there is a predictable revenue pattern that will occur at regular intervals with a relatively high degree of certainty. This includes hardware and software maintenance revenue, processing revenue, interchange and network revenue, Bitcoin-related revenue, and certain professional services arrangements, as well as term-based software license arrangements that include customer termination rights.

The following table presents the recurring revenue and all other products and services revenue that is recognized at a point in time:

($ in millions)	Three months ended March 31,
	2025	2024
Recurring revenue	$742	$763
All other products and services	238	287
Total revenue	$980	$1,050
Recurring revenue as a percent of revenue	76%	73%
Reconciliation of Net Income (Loss) Attributable to Atleos (GAAP) to Adjusted Net Income Attributable to Atleos (Non-GAAP) and Diluted Earnings Per Share (Non-GAAP)

	Three months ended March 31, 2025
($ in millions, except per share amounts)	Gross profit	Gross margin	Income from operations	Net income (loss) attributable to Atleos	Diluted earnings (loss) per share (1)
GAAP Results	$235	24.0%	$96	$17	$0.23
Plus:
Transformation and restructuring	1	0.1%	2	1	0.01
Stock-based compensation expense	1	0.1%	9	9	0.12
Acquisition-related amortization of intangibles	20	2.0%	23	17	0.23
Separation costs	—	—%	2	1	0.01
Voyix environmental indemnification expense	—	—%	—	3	0.04
Non-GAAP Adjusted Results	$257	26.2%	$132	$48	$0.64
(1)Based upon weighted average dilutive shares of 75.2 million for the three months ended March 31, 2025.

Reconciliation of Net Income Attributable to Atleos (GAAP) to Adjusted Net Income Attributable to Atleos (Non-GAAP) and Diluted Earnings Per Share (Non-GAAP)

	Three months ended March 31, 2024
($ in millions, except per share amounts)	Gross profit	Gross profit margin	Income from operations	Net income (loss) attributable to Atleos	Diluted earnings (loss) per share (1)
GAAP Results	$221	21.0%	$72	$(8)	$(0.11)
Plus:
Transformation and restructuring	—	—%	1	1	0.01
Stock-based compensation expense	1	0.1%	10	9	0.12
Acquisition-related amortization of intangibles	22	2.1%	25	18	0.25
Separation costs	—	—%	8	7	0.10
Other tax adjustments	—	—%	—	3	0.04
Non-GAAP Adjusted Results	$244	23.2%	$116	$30	$0.41
(1) For the three months ended March 31, 2024, due to the net loss attributable to Atleos common stockholders, potential common shares that would have caused dilution, such as restricted stock units and stock options, have been excluded from the GAAP diluted share count of 71.6 million because their effect would have been anti-dilutive. The dilutive impact of these shares are included in the dilutive share count of 73.1 million used in the calculation of non-GAAP diluted EPS. Therefore, GAAP diluted EPS and non-GAAP diluted EPS may not mathematically reconcile.
Reconciliation of Net Income (Loss) Attributable to Atleos (GAAP) to Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (Adjusted EBITDA) (Non-GAAP)

($ in millions)	Q1 2025	% of Revenue	Q1 2024	% of Revenue
Net income (loss) attributable to Atleos (GAAP)	$17	1.7%	$(8)	(0.8)%
Interest expense	67	6.9%	79	7.5%
Interest income	(1)	(0.1)%	(2)	(0.2)%
Income tax expense	10	1.0%	4	0.4%
Depreciation and amortization expense	42	4.3%	44	4.2%
Acquisition-related amortization of intangibles	23	2.3%	25	2.3%
Stock-based compensation expense	9	0.9%	10	1.0%
Separation costs	2	0.3%	9	0.9%
Transformation and restructuring	1	0.1%	1	0.1%
Voyix environmental indemnification expense	4	0.4%	—	—%
Other (income) expense items, net (1)	1	0.1%	(2)	(0.2)%
Adjusted EBITDA (Non-GAAP)	$175	17.9%	$160	15.2%
(1) Includes certain income and expense items reported within Other income (expense), net on the Condensed Consolidated Statements of Operations, such as bank fees, the components of pension, postemployment and postretirement expense other than service cost, and the impact of foreign currency fluctuations. Prior to 2025, our calculations of Adjusted EBITDA did not exclude the other (income) expense line item. All periods presented have been recast to reflect the new definition. Additional amounts reported in Other income (expense), net are separately captured in this reconciliation. Therefore, Other (income) expense items, net shown here will not agree to total Other income (expense), net on the Condensed Consolidated Statements of Operations.

Reconciliation of Net Cash Provided by Operating Activities (GAAP) to Adjusted Free Cash Flow-Unrestricted (Non-GAAP)

	QTD	QTD
($ in millions)	Q1 2025	Q1 2024
Net cash provided by operating activities	$123	$148
Capital expenditures	(29)	(24)
Additions to capitalized software	(12)	(6)
Change in restricted cash settlement activity	(106)	(18)
Pension contributions	1	1
Temporary transfer of funds from Voyix(1)	—	(32)
Adjusted free cash flow-unrestricted	$(23)	$69
(1) As of March 31, 2024, cash provided by operating activities included approximately $32 million of cash related to a temporary transfer of funds from Voyix in March 2024, which was remitted back to Voyix in April 2024.